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                                                                 Exhibit 99.2(n)


                          Independent Auditors' Consent



To the Shareholders and Board of Directors of Zenix Income Fund Inc.:

We consent to the incorporation by reference, in this Statement of Additional Information, of our report dated May 12, 1999, on the statement of assets and liabilities for the Zenix Income Fund Inc. (the Fund) as of March 31, 1999, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, the statement of cash flows for the year then ended and the financial highlights for each of the years in the four-year period then ended. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Fund as filed on Form N-30D.

We also consent to the references to our firm under the headings "Financial Highlights"and "Independent Auditors"in the Prospectus and "Experts" in the Statement of Additional Information included in this Registration Statement on Form N-2.


                                                   /s/ KPMG LLP

                                                   KPMG LLP


New York, New York
April 6, 2000